Exhibit 18

October 28, 2008

Laurence Winoker, CFO

Lifetime Brands, Inc.

1000 Stewart Avenue

Garden City, NY 11530

Dear Sir:

Note N – Other of Notes to the Condensed Consolidated Financial Statements of Lifetime Brands, Inc. (the “Company”) included in its Form 10-Q for the three and nine month periods ended September 30, 2008 describes a change in the measurement date (from the last day of the fourth quarter to the first day of the fourth quarter) utilized by the Company in performing its annual goodwill impairment test as required under Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets, to allow more time to obtain an independent valuation. There are no authoritative criteria for determining a 'preferable' date method based on the particular circumstances; however, we conclude that such change in the method of accounting is to an acceptable alternative method which, based on your business judgment to make this change and for the stated reason, is preferable in your circumstances. We have not conducted an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) of any financial statements of the Company as of any date or for any period subsequent to December 31, 2007, and therefore we do not express any opinion on any financial statements of Lifetime Brands, Inc. subsequent to that date.

Very truly yours,

/s/ Ernst & Young LLP